Exhibit 10.33

Non-Qualified Stock Option Agreement

This Non-Qualified Stock Option Agreement (this “Agreement”) is made and entered into as of the below Grant Date by and between NeuroBo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and ________ (the “Participant”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Company’s 2019 Equity Incentive Plan (the “Plan”).

Grant Date:
Exercise Price per Share:
Number of Option Shares:
Expiration Date:

1.         Grant of Option.

1.1       Grant; Type of Option.  The Company hereby grants to the Participant a non-qualified stock option (the “Option”) to purchase up to the total number of Option Shares set forth above, at the Exercise Price per Share set forth above.  The Option is being granted pursuant to the terms of the Plan.  The Option is intended to be a Non-Qualified Stock Option and not an Incentive Stock Option within the meaning of Section 422 of the Code.

1.2       Consideration; Subject to Plan.  The grant of the Option is made in consideration of the Services to be rendered by the Participant to the Company and is subject to the terms and conditions of the Plan.

2.         Exercise Period; Vesting.

2.1       Vesting Schedule.  Subject to the Participant’s continuous Service, the Option shall become vested and exercisable with respect to one-twelfth (1/12) of the Option Shares on the last day of each calendar quarter commencing with the calendar quarter following the calendar quarter of the Grant Date (provided however that the last such quarterly vesting installment shall instead occur on the third anniversary of the Grant Date).  The unvested portion of the Option shall never be exercisable including for avoidance of doubt on or after the Participant’s termination of Service.

2.2       Expiration.  The Option shall expire on the Expiration Date set forth above, or earlier as provided in this Agreement or the Plan.

3.         Termination of Service.  For purposes of this Agreement, “Service” means Participant’s  service as an Employee, Consultant, or non-employee director of the Company or Company Affiliate.  Service will be deemed terminated as soon as the entity to which Service is being provided is no longer either (i) the Company or (ii) an Affiliate.  The Administrator determines when Service commences and when Service terminates.  The Administrator may determine whether any Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in termination of Service for purposes of this Agreement and the Administrator’s decision shall be final, conclusive and binding.

3.1       Termination for Reasons Other Than Cause, Death, Disability.  If the Participant’s Service is terminated for any reason other than Cause, death, or Disability, the Participant may exercise the vested portion of the Option, but only within such period of time ending on the earlier of (a) the date three (3) months following the termination of the Participant’s Service or (b) the Expiration Date or (c) the date that this Option is not assumed or continued after a Corporate Transaction.

3.2       Termination for Cause.  If Participant’s Service is terminated for Cause, the Option (both vested and unvested portions) shall immediately terminate without consideration and cease to be exercisable.  The provisions of Plan Paragraph 15 will apply to this Agreement.

3.3       Termination due to Disability.  If Participant’s Service terminates as a result of Participant’s Disability, then the provisions of Plan Paragraph 16 will apply to this Agreement and the Participant may exercise the vested portion of the Option, but only within such period of time ending on the earlier of (a) the date twelve (12) months following the Participant’s termination of Service or (b) the Expiration Date or (c) the date that this Option is not assumed or continued after a Corporate Transaction.

3.4       Termination due to Death.  If Participant’s Service terminates as a result of Participant’s death, then the provisions of Plan Paragraph 17 will apply to this Agreement and the vested portion of the Option may be exercised by the Participant’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance, or by the person designated to exercise the Option upon the Participant’s death, but only within the time period ending on the earlier of (a) the date twelve (12) months following the Participant’s termination of Service or (b) the Expiration Date or (c) the date that this Option is not assumed or continued after a Corporate Transaction.

3.5       Extension of Termination Date.  If, following the Participant’s termination of Service for any reason (other than for Cause) the exercise of the vested portion of this Option is prohibited because the exercise of the Option would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the expiration of the Option shall be tolled until the date that is thirty (30) days after the end of the period during which the exercise of the Option would be in violation of such registration or other securities requirements but in no event tolled later than the earlier of the Expiration Date or the date that this Option is not assumed or continued after a Corporate Transaction.

4.         Leaves of Absence. For purposes of the Option, the Participant’s Service does not terminate when he or she goes on a bona fide leave of absence that was approved by the Company in writing, if the terms of the leave of absence provide for Service crediting, or when Service crediting is required by applicable law. The Participant’s Service terminates in any event when the approved leave of absence ends unless the Participant immediately returns to active work.  The Administrator determines which leaves of absence count for this purpose (along with determining the effect of a leave of absence on vesting of the Option), and when the Participant’s Service terminates for all purposes under the Plan.

5.         Manner of Exercise.

5.1       Election to Exercise.  To exercise the Option, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s executor, administrator, heir, or legatee, as the case may be) must deliver to the Company a notice of intent to exercise in the manner designated by the Administrator.

If someone other than the Participant exercises the Option, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Option.

5.2       Payment of Exercise Price.  The entire Exercise Price of the Option Shares being acquired shall be payable in full at the time of exercise to the extent permitted by applicable statutes and regulations, either:

(a)        in cash or by certified or bank check at the time the Option is exercised; or

(b)        in the discretion of the Administrator, upon such terms as the Administrator shall approve including the below:

(i)         by delivery to the Company of other Shares, duly endorsed for transfer to the Company, with an aggregate Fair Market Value on the date of delivery equal to the aggregate Exercise Price (or portion thereof) due for the number of Shares being acquired, or by means of attestation, whereby the Participant identifies for delivery specific Shares that have a Fair Market Value on the date of attestation equal to the aggregate Exercise Price (or portion thereof) and receives a number of Shares equal to the difference between the number of Shares thereby purchased and the number of identified attestation Shares;

(ii)        through a “cashless exercise program” established with a broker;

(iii)       by reduction in the number of Shares otherwise deliverable upon exercise of this Option with a Fair Market Value equal to the aggregate Exercise Price at the time of exercise;

(iv)       by any combination of the foregoing methods; or

(v)        in any other form of legal consideration that may be acceptable to the Administrator.

5.3       Withholding.  Prior to the issuance of Shares upon the exercise of the Option, the Participant must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state, and local withholding obligations of the Company.  The Participant may satisfy any federal, state, or local tax withholding obligation relating to the exercise of the Option by any of the following means:

(a)        tendering a cash payment;

(b)        in the discretion of the Administrator, authorizing the Company to withhold Shares from the Shares otherwise issuable to the Participant as a result of the exercise of the

Option; provided, however, that no Shares are withheld with a value exceeding the statutory maximum amount of tax required to be withheld by law; or

(c)        in the discretion of the Administrator, delivering to the Company previously owned and unencumbered Shares.

The Company also has the right to withhold from any compensation paid to a Participant.

5.4       Issuance of Shares.  Provided that the completed and signed exercise notice and payment are in form and substance satisfactory to the Company, the Company shall issue the Shares registered in the name of the Participant, the Participant’s authorized assignee, or the Participant’s legal representative, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.

6.         Stockholder Rights.  The Participant, or his or her estate, shall have no rights as a stockholder of the Company with regard to the Option until the Participant has been issued the applicable Option Shares by the Company and has satisfied all other conditions specified in the Plan. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such applicable Option Shares are issued, except as may be provided in the Plan.

7.         Transfer of Option.  Prior to the Participant’s death, only the Participant may exercise the Option. The Participant cannot gift, transfer, assign, alienate, pledge, hypothecate, attach, sell, or encumber the Option. If the Participant attempts to do any of these things, the Option will immediately become invalid. The Participant may, however, dispose of the Option by will or it may be transferred by the laws of descent and distribution. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from the Participant’s spouse, nor is the Company obligated to recognize any spousal interest in the Option in any other way.

8.         Restrictions on Exercise and Resale.  By signing this Agreement, the Participant agrees not to (i) exercise this Option (“Exercise Prohibition”), or (ii) sell, transfer, dispose of, pledge, hypothecate, make any short sale of, or otherwise effect a similar transaction of any Shares acquired under this Option (each a “Sale Prohibition”) at a time when applicable laws, regulations or Company or underwriter trading policies prohibit the exercise or disposition of Shares. The Company will not permit the Participant to exercise this Option if the issuance of Shares at that time would violate any law or regulation. The Company shall have the right to designate one or more periods of time, each of which generally will not exceed one hundred eighty (180) days in length (provided however, that such period may be extended in connection with the Company’s release (or announcement of release) of earnings results or other material news or events), and to impose an Exercise Prohibition and/or Sale Prohibition, if the Company determines (in its sole discretion) that such limitation(s) is needed in connection with a public offering of Shares or to comply with an underwriter’s request or trading policy, or could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities

Act or any applicable state securities laws for the issuance or transfer of any securities. The Company may issue stop/transfer instructions and/or appropriately legend any stock certificates issued pursuant to the Option in order to ensure compliance with the foregoing. Any such Exercise Prohibition shall not alter the Vesting Schedule set forth in this Agreement other than to limit the periods during which the Option shall be exercisable.

If the sale of Option Shares acquired under this Agreement is not registered under the Securities Act, but an exemption is available which requires an investment representation or other representation and warranty, the Participant shall represent and agree that the Shares being acquired are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations and warranties as are deemed necessary or appropriate by the Company and its counsel.

The Participant may also be required, as a condition of exercise of the Option, to enter into any Company stockholder agreement or other agreements that are applicable to stockholders.

9.         Clawback Policy.  The Participant expressly acknowledges and agrees to be bound by Paragraph  35 of the Plan, which contains provisions addressing the Company’s policy on recoupment of equity or other compensation.1

10.       No Retention Rights. The Participant’s Option or this Agreement does not give the Participant the right to be retained by the Company (or any Affiliate) in any capacity. The Company (and its Affiliates) reserves the right to terminate the Participant’s Service at any time and for any reason.

11.       Adjustments.  In the event of a Corporate Transaction, the provisions of Plan Paragraph 25(b) shall apply as is to this Option.  In addition, the provisions of Plan Paragraphs 25(a) and 25(c) shall also apply as is to this Option.  The Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

12.       Legends.  All certificates or book entries representing the Shares issued under this Option may, where applicable, have endorsed thereon any notation or legend the Company determines appropriate.

13.       Taxes and Withholding.  The Participant will be solely responsible for payment of any and all applicable taxes, including without limitation any penalties or interest based upon such tax obligations, associated with this Option.  The Participant will not be allowed to exercise this Option unless acceptable arrangements are made to pay any withholding or other taxes that may be due as a result of the Option exercise or sale of Shares acquired under this Option.

14.       Code Section 409A.  This Option will be administered and interpreted to be exempt from (or comply with) Code Section 409A.

15.       Legal Compliance with Law.  The Company (and any Affiliate) is not responsible for the Participant’s legal compliance requirements relating to this Option, including, but not limited to, tax reporting.

16.       Regulatory Compliance.  The issuance of Common Stock pursuant to this Agreement shall be subject to full compliance with all applicable requirements of law and the requirements of any stock exchange or interdealer quotation system upon which the Common Stock may be listed or traded.

17.       Data Privacy.  The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by the Company for the exclusive purpose of implementing, administering and managing his or her participation in the Plan. The Participant understands that the Company holds certain personal information about him or her, including, but not limited to, name, home address and telephone number, date of birth, gender, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in the Participant’s favor for the purpose of implementing, managing and administering the Plan (“Data”). The Participant understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in his or her country or elsewhere and that the recipient country may have different data privacy laws and protections than his or her country.  The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired under the Plan.

18.       Notice.  Any notice to be given or delivered to the Company relating to this Agreement shall be in writing and addressed to the Company at its principal corporate offices. All notices shall be deemed effective upon personal delivery or upon deposit in the postal mail, postage prepaid and properly addressed to the Company. Any notice to be given or delivered to the Participant relating to this Agreement may be delivered by electronic form including without limitation by email (including prospectuses required by the Securities and Exchange Commission) as well as all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements). The Company may also deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.

19.       Other Information.  The Participant agrees to receive stockholder information, including copies of any annual report, proxy statement and periodic report, from the Company’s website, if the Company wishes to provide such information through its website. The Participant acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are also available upon written or telephonic request to the Administrator.

20.       Further Assistance.  The Participant agrees to provide assistance (either before or after termination of Service) reasonably requested by the Company in connection with actions taken by the Participant while providing Services to the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which the Participant rendered Service.

21.       Additional Conditions.  If the Company shall determine, in its sole discretion, that the consent or approval of any governmental authority is necessary or desirable as a condition to the payment of benefits to the Participant pursuant to the Plan, such payment shall not occur until such registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

22.       Enforcement.  The Company will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled. The Participant agrees and acknowledges that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

23.       Nondisclosure of Confidential Information.  The Participant acknowledges that the businesses of the Company are highly competitive and that the Company’s strategies, methods, books, records, and documents, technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company uses in their business to obtain a competitive advantage over competitors. The Participant further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. The Participant acknowledges that by reason of the Participant’s duties to and association with the Company, the Participant has had and will have access to and have and will become informed of confidential business information which is a competitive asset of the Company. The Participant hereby agrees that he or she will not, at any time during or after employment, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of services responsibilities. The Participant shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which the Participant’s legal rights and obligations as a Service provider or under this Agreement are at issue; provided, however, that the Participant shall, to the extent practicable and lawful in any such events, give prior notice to the Company of his or her intent to disclose any such confidential business information in such context so as to allow the Company an opportunity (which the Participant will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. In the event of any conflict in terms between this Section 23 and the terms of any Company confidentiality or proprietary information agreement the

Participant  has executed, the terms of such other confidentiality or proprietary information agreement shall prevail and govern.

24.       Applicable Law.  This Agreement will be interpreted and enforced under the laws of the State of Delaware without reference to the conflicts of law provisions thereof.

25.       Interpretation.  Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Administrator for review.  The resolution of such dispute by the Administrator shall be final and binding on the Participant and the Company.

26.       Option  is Subject to Plan.  This Option and this Agreement is subject to the Plan.  The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan shall govern and prevail.

27.       Binding Effect; No Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and any respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and the Participant and any respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the settlement or termination of the Option.  The Company may assign any of its rights under this Agreement.

28.       Severability.  The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

29.       Voluntary Participant.  The Participant acknowledges that he or she is voluntarily participating in the Plan.

30.       No Rights to Future Awards.  The Participant’s rights, if any, in respect of or in connection with the Option or any other awards are derived solely from the discretionary decision of the Company to permit the Participant to participate in the Plan and to benefit from a discretionary future award. By accepting this Option, the Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional awards to the Participant or benefits in lieu of Options or any other awards even if awards have been granted repeatedly in the past. All decisions with respect to future awards, if any, will be at the sole discretion of the Administrator.  Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s Service.

31.       No Right to Damages.  The Participant will have no right to bring a claim or to receive damages if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in the Option will not constitute an element of damages in the event of the termination of the Participant’s Service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

32.       Future Value.  The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the underlying Shares do not increase in value after the Date of Option Grant, the Option will have little or no value. If the Participant exercises the Option and obtains  Shares, the value of the Shares acquired upon exercise may decrease in value, even below the Exercise Price.

33.       Amendment.  The Administrator has the right to amend, alter, suspend, discontinue, or cancel the Option, prospectively or retroactively; provided, that, no such amendment or other action shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent.

34.       Extraordinary Compensation.  The Option and the Shares subject to the Option are not intended to constitute or replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of the Participant’s normal or expected compensation, and in no way represent any portion of the Participant’s salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

35.       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document.

36.       No Advice Regarding Award.  The Company has not provided any tax, legal or financial advice, nor has the Company made any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

37.       Acceptance.  The Participant hereby acknowledges receipt of a copy of the Plan, the Plan prospectus and this Agreement.  The Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement.  The Participant acknowledges that there may be adverse tax consequences upon the grant, vesting or exercise of the Option or disposition of the underlying Shares and that the Participant should consult a tax advisor prior to such exercise or disposition.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

NEUROBO PHARMACEUTICALS, INC.
By:
Name:
Title:

PARTICIPANT
By:
Name: